Exhibit 23.1




INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in the Registration Statement of Uniroyal Technology Corporation on Form S-8 related to the Uniroyal Technology Corporation Savings Plan of our report dated June 19, 2000 (October 3, 2000 as to Note 6), appearing in the Annual Report on Form 11-K/A of the Uniroyal Technology Corporation Savings Plan for the year ended December 31, 1999.




DELOITTE & TOUCHE LLP

Tampa, Florida
October 16, 2000